EXHIBIT 11.0

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                                 Year Ended
                                                             December 31, (1)(2)
                                                             ------------
                                                           (in thousands, except
                                                             per share amount)
                                                             1998          1997
                                                           -------       -------

Net income                                                 $26,944       $23,264
                                                           -------       -------
Weighted average common shares outstanding                  19,092        20,455
Earnings per common share                                    $1.41         $1.14
                                                           =======       =======
Total weighted average common shares                        19,092        20,455
  outstanding
Additional dilutive shares using ending
  period market value versus average market
  value for the period when utilizing the
  Treasury stock method regarding stock options              1,089         1.369
                                                           -------       -------
Total shares for fully diluted earnings per
  share                                                     20,181        21,824
                                                           -------       -------
Fully diluted earnings per common share and
   common share equivalents                                  $1.34         $1.07
                                                           =======       =======

(1) Reflects shares issued as a result of a 3-for-2 stock split on September 29, 1998.

(2) Reflects the adoption of Statement of Financial Accounting Standards No. 128, "Earnings Per Share."


                                       28